EXHIBIT 3.2

BUTLER INTERNATIONAL, INC.
AMENDED AND RESTATED BYLAWS
(adopted July 20, 2004)

ARTICLE I
OFFICES

    Section 1.            PRINCIPAL OFFICE.  The principal office of the Corporation in the State of Maryland shall be located at such place or places as the Board of Directors may designate.

    Section 2.            ADDITIONAL OFFICES.  The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

    Section 1.            PLACE.  All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set by the Board of Directors and stated in the notice of the meeting.

      Section 2.            ANNUAL MEETING.  An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on a date and at the time set by the Board of Directors between September 15 and October 15, for the stockholders meeting to be held in the year 2004, and between May 15 and June 15, for stockholders meetings to be held in subsequent years.

    Section 3.            SPECIAL MEETINGS.  The president, chief executive officer or Board of Directors may call special meetings of the stockholders.  Special meetings of stockholders shall also be called by the secretary of the Corporation upon the written request of the holders of shares entitled to cast no less than a majority of all the votes entitled to be cast at such meeting.  Such request shall state the purpose of such meeting and the matters proposed to be acted on at such meeting.  The secretary shall inform such stockholders of the reasonably estimated cost of preparing and mailing notice of the meeting and, upon payment to the Corporation by such stockholders of such costs, the secretary shall give notice to each stockholder entitled to notice of the meeting.

    Section 4.            NOTICE.  Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail, by presenting it to such stockholder personally, by leaving it at the stockholder's residence or usual place of business or by any other means permitted by Maryland law.  If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder's address as it appears on the records of the Corporation, with postage thereon prepaid.

EXHIBIT 3.2 (Continued)

    Section 5.            SCOPE OF NOTICE.  Any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice.  No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

    Section 6.            ORGANIZATION.  At every meeting of stockholders, the chairman of the board, if there be one, shall conduct the meeting or, in the case of vacancy in office or absence of the chairman of the board, one of the following officers present shall conduct the meeting in the order stated:  the vice chairman of the board, if there be one, the president, the vice presidents in their order of rank and seniority or, in the absence of such director or officers, a chairman chosen by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast, shall act as chairman, and the secretary, or, in his or her absence, an assistant secretary, or in the absence of both the secretary and assistant secretaries, a person appointed by the chairman shall act as secretary.

    Section 7.            QUORUM.  At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation for the vote necessary for the adoption of any measure.  If, however, such quorum shall not be present at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting.  At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

    The stockholders present either in person or by proxy, at a meeting which has been duly called and convened, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

    Section 8.            VOTING.  A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.  Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.  A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the charter of the Corporation.  Unless otherwise provided in the charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

    Section 9.            PROXIES.  A stockholder may cast the votes entitled to be cast by the shares of stock owned of record by the stockholder, in person or by proxy executed by the stockholder or by the stockholder's duly authorized agent in any manner permitted by law.  Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the meeting.  No proxy shall be valid more than eleven months after its voting date, unless otherwise provided in the proxy.

EXHIBIT 3.2 (Continued)

    Section 10.            VOTING OF STOCK BY CERTAIN HOLDERS.  Stock of the Corporation registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock.  Any director or other fiduciary may vote stock registered in his or her name as such fiduciary, either in person or by proxy.

    Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

    The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder.  The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it.  On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified stock in place of the stockholder who makes the certification.

    Notwithstanding any other provision of the charter of the Corporation or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law (or any successor statute) shall not apply to any acquisition by any person of shares of stock of the Corporation.  This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

    Section 11.            INSPECTORS.  At any meeting of stockholders, the chairman of the meeting may appoint one or more persons as inspectors for such meeting.  Such inspectors shall ascertain and report the number of shares represented at the meeting based upon their determination of the validity and effect of proxies, count all votes, report the results and perform such other acts as are proper to conduct the election and voting with impartiality and fairness to all the stockholders.

    Each report of an inspector shall be in writing and signed by him or by a majority of them if there is more than one inspector acting at such meeting.  If there is more than one inspector, the report of a majority shall be the report of the inspectors.  The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 12.            NOMINATIONS AND PROPOSALS BY STOCKHOLDERS.

            (a)                Annual Meetings of Stockholders.

EXHIBIT 3.2 (Continued)

                        (1) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice provided for in this Section 12(a) and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 12(a).

                        (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 12, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and such other business must otherwise be a proper matter for action by stockholders.  To be timely, a stockholder's notice shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date or if the Corporation has not previously held an annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the  90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation.  In no event shall the public announcement of a postponement or adjournment of an annual meeting to a later date or time commence a new time period for the giving of a stockholder's notice as described above.  Such stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (y) the number of shares of each class of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

EXHIBIT 3.2 (Continued)

                        (3) Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 12 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 12(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

            (b)               Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting.  Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who is a stockholder of record both at the time of giving notice provided for in this Section 12(b) and at the time of the special meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 12(b).  In the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position as specified in the Corporation's notice of meeting, if the stockholder's notice containing the information required by paragraph (a)(2) of this Section12 shall be delivered to the secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall the public announcement of a postponement or adjournment of a special meeting to a later date or time commence a new time period for giving of a stockholder's notice as described above.

            (c)                General.

                        (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12.  The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 12 and, if any proposed nomination or business is not in compliance with this Section 12, to declare that such nomination or proposal shall be disregarded.

EXHIBIT 3.2 (Continued)

                        (2) For purposes of this Section 12, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

                        (3) Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12.  Nothing in this Section 12 shall be deemed to affect any rights of stockholders to request inclusion of proposals in, nor any rights of the Corporation to omit a proposal from, the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

    Section 13.            VOTING BY BALLOT.  Voting on any question or in any election may be viva voce unless the presiding officer shall order or any stockholder shall demand that voting be by ballot.

ARTICLE III
DIRECTORS

    Section 1.            GENERAL POWERS; QUALIFICATIONS.  The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

    Section 2.            NUMBER, QUALIFICATION AND TENURE.  The number of directors shall be nine and the number of classes shall be five, which numbers may be increased or decreased as provided herein.  The number of directors and the number of classes may be increased or decreased by an amendment of this section, which amendment shall be accomplished by an affirmative vote of at least 75% of the directors.  However, no decrease in the number of directors or number of classes shall have the effect of shortening the term of office of an incumbent director.  The Board of Directors shall never be less than three (3) or more than twelve (12), and the number of classes shall never be less than three (3) or more than five (5).  If the number of directors is increased, the additional directors thus created may be elected by a majority vote of the entire Board of Directors and by the stockholders at their next annual meeting.  Any vacancy occurring for any cause other than an increase in the number of directors may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum.  A director elected by the Board of Directors to fill a vacancy, for any cause, shall be elected to hold office until the next annual meeting of stockholders, or until his successor is elected and qualifies, or until such director's earlier death, resignation, retirement or removal.

    The Board of Directors at its first meeting after the adoption of these Amended and Restated Bylaws shall continue to classify the directors with respect to the period of time for which they shall serve into five classes and the director(s) shall continue to serve until the expiration of their respective terms or their earlier resignation or removal.  The continuing director(s) in the first class shall continue to serve until the stockholders meeting held in the year 2005, and any new director(s) in the first class shall, if elected, serve until the stockholders meeting held in the year 2005; the continuing director(s) in the second, third and fourth class shall continue to serve until the stockholders meeting held in the year 2006, 2007 and 2008, and any new director(s) in the second, third and fourth class shall, if elected, serve until the stockholders meeting held in the years 2006, 2007 and 2008; and the director(s) in the fifth class shall, if elected, serve until the shareholders meeting held in the year 2009.  Thereafter, the successors to the class of director(s) whose terms shall expire in that year shall be elected to hold office for a full term of five years, so that the term of office of one class of director(s) shall expire in each year.

EXHIBIT 3.2 (Continued)

    Whenever under the provisions hereof, the number of Directors is increased and vacancies caused by such increase are filled by the Board of Directors, the Board of Directors in filling such vacancies shall classify such Directors so elected in its sole and absolute discretion.

    Directors need not be residents of Maryland or stockholders of the Corporation.

    This section may be altered, amended, or repealed only by affirmative vote of at least 75% of the directors then in office.

    Section 3.            ANNUAL AND REGULAR MEETINGS.  An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary.  The Board of Directors may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Board of Directors without other notice than such resolution.

    Section 4.            SPECIAL MEETINGS.  Special meetings of the Board of Directors may be called by or at the request of the chairman of the board or the president or by a majority of the directors then in office.  The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Board of Directors called by them.

    Section 5.            NOTICE.  Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, facsimile transmission, United States mail or courier to each director at his business or residence address.  Notice by personal delivery, by telephone or a facsimile transmission shall be given at least two days prior to the meeting.  Notice by mail shall be given at least five days prior to the meeting and shall be deemed given when deposited in the United States mail properly addressed, with postage thereon prepaid.  Telephone notice shall be deemed to be given when the director is personally given such notice in a telephone call to which he is a party.  Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the directors and receipt of a completed answer-back indicating receipt.  Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

    Section 6.            QUORUM.  A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to the charter of the Corporation or these Bylaws, the vote of a majority of a particular group of directors is required for action, a quorum must also include a majority of such group.

    The directors present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

EXHIBIT 3.2 (Continued)

    Section 7.            REMOVAL.  Before expiration of his term, a director may only be removed for cause and for no other reason.  A director may be removed for cause at any meeting of stockholders, duly called and at which a quorum is present, by the affirmative vote of the holders of 80% of the votes entitled to be cast thereon.  At such meeting, after the removal of a director, the stockholders may elect a successor or successors to fill any resulting vacancies for the unexpired terms of the removed directors.  This section may be altered, amended, or repealed only by an affirmative vote of at least 75% of the directors then in office.

    Section 8.            VOTING.  The action of the majority of directors present for the purpose of determining a quorum at a meeting at which a quorum is present shall be action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law or the charter.

    Section 9.            TELEPHONE MEETINGS.  Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

    Section 10.            WRITTEN CONSENT BY DIRECTORS.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing to such action is signed by each director and such written consent is filed with the minutes of the proceedings of the Board of Directors.

    Section 11.            VACANCIES.  If for any reason any or all the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder.  Any vacancy on the Board of Directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum.  Any individual so elected as director shall serve for the remainder of the full term of the directorship in which the vacancy occurred.

    Section 12.            COMPENSATION.  Directors shall not receive any stated salary for their services as directors, but by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors.  Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they performed or engaged in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefore.

    Section 13.       LOSS OF DEPOSITS.  No director shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom monies or stocks have been deposited.

    Section 14.            SURETY BONDS.  Unless required by law, no director shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.

EXHIBIT 3.2 (Continued)

    Section 15.            RELIANCE.  Each director, officer, employee and agent of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Corporation, upon an opinion of counsel or upon reports made to the Corporation by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Board of Directors or offices of the Corporation, regardless of whether such counsel or expert may also be a director.

    Section 16.            CERTAIN RIGHTS OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.  The directors shall have no responsibility to devote their full time to the affairs of the Corporation.  Any director or officer, employee or agent of the Corporation, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to or in competition with those of or relating to the Corporation.

ARTICLE IV
COMMITTEES

    Section 1.            NUMBER, TENURE AND QUALIFICATIONS.  The Board of Directors may appoint from among its members a Nominations Committee, an Audit Committee, a Compensation Committee, a Rule 4350(h) Committee, and other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors.

    Section 2.            POWERS.  The Board of Directors may delegate to committees appointed under Section 1 of this Article any of the powers of the Board of Directors, except as prohibited by law.

    Section 3.            MEETINGS.  Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors.  A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee.  The act of a majority of the committee members present at a meeting shall be the act of such committee (if there are more than two).  The Board of Directors may designate a chairman of any committee, and such chairman or any two members of any committee may fix the time and place of its meeting unless the Board shall otherwise provide.  In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.  Each committee shall keep minutes of its proceedings.

    Section 4.            TELEPHONE MEETINGS.  Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

    Section 5.            INFORMAL ACTION BY COMMITTEES.  Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing to such action is signed by each member of the committee and such written consent is filed with the minutes of proceedings of such committee.

EXHIBIT 3.2 (Continued)

    Section 6.            VACANCIES.  Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternative members to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V
OFFICERS

    Section 1.            GENERAL PROVISIONS.  The officers of the Corporation shall include a chief executive officer, a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers.  In addition, the Board of Directors may from time to time appoint such other officers with such powers and duties as they shall deem necessary or desirable.  The officers of the Corporation shall be elected annually by the Board of Directors except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries, assistant treasurers or other officers.  Each officer shall hold office until his or her successor is elected and qualifies or until death, resignation or removal in the manner hereinafter provided.  Any two or more offices except president and vice president may be held by the same person.  Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

    Section 2.            REMOVAL AND RESIGNATION.  Any officer or agent of the Corporation may be removed by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Board of Directors, the chairman of the board, the president or the secretary.  Any resignation shall take effect at any time subsequent to the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt.  The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.  Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

    Section 3.            VACANCIES.  A vacancy in any office may be filled by the Board of Directors for the balance of the term.

    Section 4.         CHIEF EXECUTIVE OFFICER.  The Board of Directors may designate a chief executive officer.  In the absence of such designation, the chairman of the board shall be the chief executive officer of the Corporation.  The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation.

    Section 5.         CHIEF OPERATING OFFICER.  The Board of Directors may designate a chief operating officer.  The chief operating officer shall have the responsibilities and duties set forth by the Board of Directors or the chief executive officer.

    Section 6.         CHIEF FINANCIAL OFFICER.  The Board of Directors may designate a chief financial officer.  The chief financial officer shall have the responsibilities and duties set forth by the Board of Directors or the chief executive officer.

EXHIBIT 3.2 (Continued)

    Section 7.            CHAIRMAN OF THE BOARD.  The Board of Directors shall designate a chairman of the board.  The chairman of the board shall preside over the meetings of the Board of Directors and of the stockholders at which he or she shall be present.  The chairman of the board shall perform such other duties as may be assigned to him or her by the Board of Directors.

    Section 8.            PRESIDENT.  In absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation.  In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer.  He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

    Section 9.         VICE PRESIDENTS.  In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the president or by the Board of Directors.  The Board of Directors may designate one or more vice presidents as executive vice president or as vice president for particular areas of responsibility.

    Section 10.            SECRETARY.  The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or by the Board of Directors.

    Section 11.            TREASURER.  The treasurer shall have the custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.  In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

    The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

EXHIBIT 3.2 (Continued)

    If required by the Board of Directors, the treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, monies and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

    Section 12.            ASSISTANT SECRETARIES AND ASSISTANT TREASURERS.  The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the president or the Board of Directors.  The assistant treasurers shall, if required by the Board of Directors, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the Board of Directors.

    Section 13.            SALARIES.  The salaries and other compensation of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary or other compensation by reason of the fact that he or she is also a director.

ARTICLE VI
CONTRACTS, LOANS, CHECKS AND DEPOSITS

    Section 1.            CONTRACTS.  The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances.  Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when authorized or ratified by action of the Board of Directors and executed by an authorized person.

    Section 2.            CHECKS AND DRAFTS.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as from time to time be determined by the Board of Directors.

    Section 3.            DEPOSITS.  All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors may designate.

ARTICLE VII
STOCK

    Section 1.            CERTIFICATES.  Except as otherwise provided in these Bylaws, this Section shall not be interpreted to limit the authority of the Board of Directors to issue some or all of the shares of any or all of the classes or series of stock of the Corporation without certificates.  Each stockholder shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of stock held by him in the Corporation.  Each certificate shall be signed by the chairman of the board, the president or vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Corporation.  The signature may be either manual or facsimile.  The Corporation  shall, from time to time, issue several classes of stock, each class may have its own number series.  A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued.

EXHIBIT 3.2 (Continued)

    Section 2.            TRANSFERS.  Upon surrender to the Corporation or the transfer agent of the Corporation of a stock certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

    The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of the State of Maryland.

    Notwithstanding the foregoing, transfers of shares of any class of stock will be subject in all respects to the charter of the Corporation and all of the terms and conditions contained therein.

    Section 3.            REPLACEMENT CERTIFICATES.  Any officer designated by the Board of Directors may direct a new certificate to be issued in place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed.  When authorizing the issuance of a new certificate, an officer designated by the Board of Directors may, in his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner's legal representative to advertise the same in such manner as he shall require and/or to give bond, with sufficient surety, to the Corporation to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

    Section 4.            CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE.  The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose.  Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

    In lieu of fixing a record date, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not longer than 20 days.  If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten days before the date of such meeting.

    If no record date is fixed and the stock transfer books are not closed for the determination of stockholders, (a) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any other right shall be the close of business on the day on which the resolution of the directors, declaring the dividend or allotment of rights, is adopted.

EXHIBIT 3.2 (Continued)

    When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.

    Section 5.            STOCK LEDGER.  The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent an original or duplicate share ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

    Section 6.            FRACTIONAL STOCK ISSUANCE OF UNITS.  The Board of Directors may issue fractional stock or provide for the issuance of scrip, all on such terms and under such conditions as it may determine.  Notwithstanding any other provision of the charter or these Bylaws, the Board of Directors may issue units consisting of different securities of the Corporation.  Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

ARTICLE VIII
ACCOUNTING YEAR

    The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX
DISTRIBUTIONS

    Section 1.            AUTHORIZATION.  Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the charter of the Corporation.  Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the charter.

    Section 2.            CONTINGENCIES.  Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine to be in the best interest of the Corporation.  The Board of Directors may modify or abolish any such reserve.

EXHIBIT 3.2 (Continued)

ARTICLE X
INVESTMENT POLICY

    Subject to the provisions of the charter of the Corporation, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.

ARTICLE XI
SEAL

    Section 1.         SEAL.  The Board of Directors may authorize the adoption of a seal by the Corporation.  The seal shall contain the name of the Corporation and the year of its incorporation and the words "Incorporated Maryland".  The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

    Section 2.            AFFIXING SEAL.  Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word "(SEAL)" adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII
INDEMNIFICATION AND ADVANCE OF EXPENSES

    In addition to any indemnification, hold harmless or similar provision under Maryland law, to the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or Corporation's direct or indirect subsidiaries and who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation or the Corporation's direct or indirect subsidiaries and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.  The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

    Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or charter of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

EXHIBIT 3.2 (Continued)

ARTICLE XIII
WAIVER OF NOTICE

    Whenever any notice is required to be given pursuant to the charter of the Corporation or these Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute.  The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE XIV
AMENDMENT OF BYLAWS

    The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.